Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact: Louis Silverman President and CEO Quality Systems, Inc. (949) 255-2600 www.qsii.com

Sean Collins Partner CCG Investor Relations (310) 231-8600 www.ccgir.com

QUALITY SYSTEMS REPORTS FIRST QUARTER RESULTS

IRVINE, Calif.--(BUSINESS WIRE)— August 6, 2007--Quality Systems, Inc. (NASDAQ:QSII - news) today announced the results of operations for its fiscal 2008 first quarter ended June 30, 2007. The Company posted net revenues of $42.0 million in the first quarter, an increase of 17% from the $36.1 million generated during the same quarter last year. The Company reported net income of $7.9 million an increase of 4% over net income of $7.7 million earned in the comparable quarter of the prior year. Fully diluted earnings per share was $0.29 in the quarter, an increase of 4% over the fully diluted $0.28 per share earnings recorded in the same quarter last year.

For the quarter, the Company’s NextGen Healthcare Information Systems division posted revenue of $38.0 million, up 18% over the same quarter prior year and operating income of $13.9 million, up 4% over the same quarter of the prior year.

Quality Systems, Inc. will hold a conference call to discuss first quarter financial results August 6, 2007 at 4:30 p.m. EST (1:30 p.m. PST).   To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 586-7724. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Monday, August 6, 2007 at 6:30 p.m. EST, through Monday, August 13, 2007 at midnight EST. To access the replay dial (800) 642-1687and enter conference ID number 12300014.

A transcript of the conference call will be made available on the QSII Web site (www.qsii.com).

About Quality Systems, Inc.

Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records, and connectivity applications for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties. Moreover, these forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; uncertainties concerning threatened, pending and new litigation against the Company including related professional services fees; uncertainties concerning the amount and timing of professional fees incurred by the Company generally; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; general economic conditions; and the risk factors detailed from time to time in Quality Systems’ periodic reports and registration statements filed with the Securities and Exchange Commission. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

[financial highlights follow]

QUALITY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended
	June 30, 2007	June 30, 2006
Revenues:
Software, hardware and supplies	$16,739	$15,029
Implementation and training services	3,248	2,954
System sales	19,987	17,983

Maintenance	12,559	9,399
Electronic data interchange services	5,024	3,977
Other services	4,462	4,715
Maintenance, EDI and other services	22,045	18,091

Total revenue	42,032	36,074

Cost of revenue:
Software, hardware and supplies	2,488	1,689
Implementation and training services	2,409	1,963
Total cost of system sales	4,897	3,652

Maintenance	3,127	3,137
Electronic data interchange services	3,509	2,780
Other services	3,009	1,888
Total cost of maintenance, EDI and other services	9,645	7,805

Total cost of revenue	14,542	11,457

Gross profit	27,490	24,617

Operating expenses:
Selling, general and administrative	12,643	10,200
Research and development costs	2,800	2,318
Total operating expenses	15,443	12,518

Income from operations	12,047	12,099

Interest income	739	667

Income before provision for income taxes	12,786	12,766
Provision for income taxes	4,846	5,097

Net income	$7,940	$7,669

Net income per share:
Basic	$0.29	$0.29
Diluted	$0.29	$0.28

Weighted average shares outstanding, basic	27,134	26,714
Weighted average shares outstanding, diluted	27,657	27,232

Dividends declared per common share	$0.25	$—

QUALITY SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	June 30, 2007	March 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$70,501	$60,028
Accounts receivable, net	66,801	63,945
Inventories, net	1,142	1,175
Net current deferred tax assets	3,735	3,443
Other current assets	4,234	4,507
Total current assets	146,413	133,098

Equipment and improvements, net	5,074	5,029
Capitalized software costs, net	7,445	6,982
Net deferred tax assets	1,462	1,180
Goodwill	1,840	1,840
Other	2,748	2,552
Total assets	$164,982	$150,681
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,884	$5,246
Deferred revenue	39,807	38,774
Accrued compensation and related benefits	6,064	6,521
Income taxes payable	4,171	315
Other current liabilities	4,708	5,626
Total current liabilities	58,634	56,482

Deferred revenue, net of current	647	674
Deferred compensation	2,406	2,279
Total liabilities	61,687	59,435

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value; authorized 50,000 shares; issued and outstanding 27,238 and 27,123 shares at June 30,2007 and March 31, 2007, respectively	272	271
Additional paid-in capital	69,774	65,666
Retained earnings	33,249	25,309
Total shareholders’ equity	103,295	91,246
Total liabilities and shareholders’ equity	$164,982	$150,681